UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559 (Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors (“Board”) of SIRVA, Inc. (“SIRVA”) has determined that it would be in the best interests of SIRVA and its stockholders to reduce the size of the Board from 15 members to 10 members.  Accordingly, Robert W. Nelson and Carl T. Stocker, who previously have expressed their intention not to stand for reelection as a director of SIRVA when their respective terms expire at SIRVA’s 2007 annual meeting of stockholders (“2007 Meeting”), have decided to resign at this time due to the uncertainty in the timing of the 2007 Meeting.  Mr. Stocker’s resignation was effective as of April 16, 2007, while Mr. Nelson’s resignation is effective as of April 30, 2007.  Similarly, Kathleen J. Affeldt has also chosen to resign, effective as of April 30, 2007.  The resignations of Ms. Affeldt and Messrs. Nelson and Stocker are not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.  Joseph A. Smialowski, currently a member of the Board and deemed “independent” under the rules of the New York Stock Exchange, will succeed Ms. Affeldt as the Chairman of the Board’s Compensation Committee, effective as of May 1, 2007.

In addition, SIRVA’s two largest stockholders, affiliates of Clayton, Dubilier & Rice, Inc. (“CD&R”) and ValueAct Capital Management, L.P. (“ValueAct”), have also each agreed to reduce their Board representation from two to one director, but each has reserved the right to designate an individual with Board observation rights.  Accordingly, Richard J. Schnall of CD&R and Kelly J. Barlow of ValueAct have resigned from the Board, effective as of April 30, 2007.  Messrs. Schnall’s and Barlow’s resignations were not the result of a disagreement with SIRVA on any matter relating to SIRVA’s operations, policies or practices.

Item 8.01               Other Events.

On April 20, 2007, SIRVA issued a press release announcing the above described changes to the Board.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release, dated April 20, 2007.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: April 20, 2007

	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description

99.1	Press Release, dated April 20, 2007.